AIRCRAFT INFORMATION SERVICES, INC.
                         26072 Merit Circle, Suite 123
                             Laguna Hills, CA 92653


                                 June 12, 2001




CONTINENTAL AIRLINES, INC.
1600 Smith Street
Houston, TX  77002

              Re: PRELIMINARY PROSPECTUS SUPPLEMENT, DATED JUNE 12, 2001, TO THE
                  PROSPECTUS DATED MARCH 23, 2001, INCLUDED IN REGISTRATION STATEMENT NO. 333-57188 OF CONTINENTAL AIRLINES, INC.

Ladies and Gentlemen:

            We consent to the use of the report prepared by us with respect to the aircraft referred to therein, to the summary of such report in the text under the headings "Prospectus Supplement Summary--Equipment Notes and the Aircraft," "Risk Factors--Risk Factors Relating to the Certificates and the Offering--Appraisals and Realizable Value of Aircraft," "Description of the Aircraft and the Appraisals--The Appraisals" and "Experts" in the above-captioned Preliminary Prospectus Supplement and to the references to our name under the headings "Description of the Aircraft and the Appraisals--The Appraisals" and "Experts" in such Preliminary Prospectus Supplement. We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

                                             Sincerely,

                                             AIRCRAFT INFORMATION SERVICES, INC.



                                              /S/ JOHN D. MCNICOL
                                             _________________________________
                                             Name:  John D. McNicol
                                             Title: Vice President